Exhibit 99.1

News Release

For Immediate Release

For more information, contact:

John G. Heindel

Chairman, President and Chief Executive Officer

Tel: 419-468-7600

PECO II Chairman and CEO Takes on Additional Responsibilities as CFO and Treasurer,

Will Continue to Take Half of Salary in Restricted Stock as Act of Confidence in Company

GALION, Ohio – January 4, 2008 – PECO II, Inc. (Nasdaq:PIII), a full-service provider of engineering and installation on-site services and a manufacturer of communications power systems and equipment to the communications industry, announced today the election of Chairman, President and Chief Executive Officer John G. Heindel to the additional positions of Chief Financial Officer and Treasurer and his appointment as Principal Financial Officer, effective January 1, 2008.

The positions were previously held by Sandra A. Frankhouse, who resigned as Chief Financial Officer, Treasurer and Secretary, effective December 31, 2007. In addition, PECO II announced the election of Kevin Borders, Vice President, Marketing and Product Development, to the additional position of Secretary and the appointment of Scott Wallace, Corporate Controller, to the additional position of Principal Accounting Officer, also effective January 1, 2008.

The Company also announced that the Board of Directors has approved a proposal under which half of Heindel’s base salary for the first quarter of 2008 will be paid in restricted stock instead of cash. A similar arrangement was in place for the fourth quarter of 2007, reflecting Heindel’s strong confidence in PECO II’s future and continued commitment to enhancing shareholder value.

For the period January 1 to March 31, 2008, half of Heindel’s base salary will be payable in cash. The other half will be payable in the form of 43,333 shares of the Company’s restricted stock, which will vest in three installments during that period.

Heindel became President of PECO II in July 2005 and Chairman of the Board in June 2006. He has been a member of the Company’s Board of Directors since July 2005.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality and reliability solutions, and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

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